Exhibit 10.8
BUSINESS CONSULTING AGREEMENT
This Business Consulting Agreement (the “Agreement”) is entered into effective this 28th day of September, 2009 (the “Effective Date”) by and between Mark E. Baumbach d/b/a Baumbach Consulting, 4517 Claremore Court, Edina, MN 55435 (the “Consultant”) and Dolan Media Company, 222 South Ninth Street, Suite 2300, Minneapolis, MN 55402 (the “Company” with reference to the following facts:
A.	The Company desires to receive certain consulting services from the Consultant.

B.	The Consultant desires to provide those consulting services to the Company under the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound, the parties hereto agree as follows:

1. Consulting Services. The Company hereby engages the Consultant to perform special studies, due diligence and other services (collectively, the “Services”) in accordance with the terms and conditions set forth in this Agreement. Consultant will provide the Services pursuant to project work statements (each an “SOW”), which shall describe the details of the Services the Company has requested for any particular project. Any of the Company’s chief executive officer, chief operating officer and chief financial officer may request for the Consultant to perform Services. Each SOW shall be incorporated in and made a part of this Agreement. To the extent there are any conflicts or inconsistencies between this Agreement and any SOW, this Agreement shall govern and control unless the parties have expressly agreed otherwise in the SOW that a specific provision of this Agreement is amended, in which case this Agreement shall be so amended, but only with respect to such SOW.
2. Term of the Agreement. This term of this Agreement will begin on the Effective Date and will remain in effect until terminated as provided in this Section 2.
a.
Either party may terminate this Agreement on 10 days’ notice to the other party in writing, by certified mail or personal delivery, provided that in the case of a termination by Baumbach, this Agreement will not be terminated until Baumbach has provided all the Services described under any active SOW.

b.
Either party may terminate this Agreement if the other party materially breaches any provision of this Agreement and such party fails to cure its breach within ten (10) days after written notice from the non-breaching party.

c.
 Upon termination of this Agreement or expiration of the term hereof:  (a) each party shall remain liable to the other for any breach of this Agreement prior to such expiration or termination; and (b) the Consultant will be entitled to all amounts due from the Company under this Agreement up to the date of termination or expiration.

3. Time Devoted by Consultant. It is anticipated the Consultant will spend the amount of time reasonably necessary to provide the Services by the deadlines set by the Company, recognizing that the particular amount of time may vary from day to day and from week to week.

4. Place Where Services Will be Rendered. The Consultant will perform most Services at a location to be determined in Consultant’s sole discretion.  In addition, the Consultant will perform Services by telephone and at such other places as reasonably necessary to perform the Services, including the Company’s offices and the offices of potential acquisition targets.
5. Payment to Consultant. The Company will pay the Consultant at a rate of $200.00 per hour as consideration for the Services. The Company will also reimburse the Consultant for his reasonable out-of-pocket expenses incurred in providing the Services; provided that any such expenses have been previously approved in writing by the Company.  Promptly after the end of each calendar month, the Consultant will submit an itemized monthly invoice setting forth the hours for which Consultant provided Services and the type of services provided, along with the out-of-pocket expenses incurred in the preceding month with original receipts. The Company will pay the Consultant the amounts due as indicated by invoices submitted by the Consultant within 30 days of receipt.
6. Independent Contractor. By this Agreement, the parties intend to create the relationship of independent contractor and not that of an employer-employee and hereby acknowledge that, with respect to the Services, the Consultant has been engaged as an independent contractor and not an employee of the Company. Accordingly, the Consultant shall be responsible for payment of all taxes including U.S. Federal, State and local taxes arising out of the Consultant’s activities in accordance with this Agreement, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee or insurance as required. Neither party is the agent of the other and neither party shall have the right to bind the other by contract or otherwise, except as expressly provided in this Agreement.
7. Work for Hire. Work Product (as defined below) is “work made for hire” for purposes of the copyright laws of the United States and will be the Company’s sole and exclusive property. Further, to the extent that (i) any Work Product may not by operation of law be deemed works made for hire, or (b) ownership rights with respect to any Work Product may not vest in Client as contemplated by this Agreement, then, in each case, this Agreement will automatically operate as an irrevocable grant, transfer, sale and assignment by Consultant to Company of all right, title and interest in such Work Product. The term “Work Product” means all original material created by the Company for Baumbach under this Agreement, including ideas, concepts, drawings, information, works of authorship, documents and tangible items.
8. Employment of Others. The Company may from time to time request that the Consultant arrange for the services of others.  All costs to the Consultant for those services will be paid by the Company but in no event shall the Consultant employ others without the prior authorization of the Company.
9. Confidentiality. The terms and conditions of that certain mutual nondisclosure agreement between the Company and Baumbach dated September 28, 2009 is incorporated herein by reference as if such terms and conditions were fully set forth in this Agreement.
10. No Assignment. Subject to the immediately following sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof.  No party may assign, delegate or otherwise transfer either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other parties.

11. Miscellaneous. This Agreement, together with each statement of work now or hereinafter executed, constitutes the entire agreement and understandings of the parties concerning the Services to be provided by Baumbach to the Company. This Agreement expressly supersedes all prior agreements and commitments of the parties, whether oral or written, regarding the Services. Nothing contained in this Agreement shall constitute a commitment by the Company or any of its affiliates to into any other arrangement or agreement relating to the Services. This Agreement may not be amended, supplement or modified, except in a writing signed by both of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to its choice of law principles. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The terms and conditions of paragraphs 7 and 9 shall survive the termination of this Agreement. This Agreement may be executed by facsimile or email transmission and in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. The parties agree to execute such other document or instruments and take such other actions as are necessary to consummate the transactions contemplated by this Agreement.
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[SIGNATURE PAGE TO THE BUSINES CONSULTING AGREEMENT BETWEEN
MARK E. BAUMBACH AND DOLAN MEDIA COMPANY DATED SEPTEMBER 28, 2009]

Dolan Media Company
/s/ Scott J. Pollei
By:	Scott J. Pollei, its Executive Vice
President and Chief Operating Officer

/s/ Mark E. Baumbach
MARK E. BAUMBACH D/B/A BAUMBACH CONSULTING